CUSIP No. 29385B109	13D	Page 95 of 100

Exhibit 99.17

TRUSTEES

OF

THE PANIKKAR FAMILY TRUST

Set forth below is a list of each trustee of the Panikkar Family Trust setting forth the business address and present principal occupation or employment (and the name and address of any corporation or organization in which such employment is conducted) of each person.

Name and Business Address	Present Principal Occupation (principal business of employer)	Name and Address of Corporation or Other Organization (if different from address provided in Column 1)
John Panikkar 1 Grandview Ave., Suite 3003, Tornhill, ON L3T 0G7	Trustee